Exhibit 10.81
Execution Copy — 9/20/06
OPERATING AGREEMENT
     This Operating Agreement (this “Agreement”), dated as of September 20, 2006 (the “Effective Date”), is made and entered into between Pacific Summit Energy LLC, a Delaware Limited Liability Company (“Supplier”), and Commerce Energy, Inc., a California corporation (“Buyer”). Buyer and Supplier are each a “Party” and, collectively, are the “Parties.”
RECITALS
     WHEREAS, Supplier is a natural gas supplier marketing natural gas to third parties;
     AND WHEREAS, Buyer is in the business of providing natural gas to retail customers in California, Nevada, Florida, Kentucky, and Texas (collectively, the “Supplied States”);
     AND WHEREAS, Buyer desires to purchase natural gas supply from Supplier pursuant to a series of supply Transaction Confirmations governed by the NAESB Agreement dated January 1, 2006 (“Master Agreement”) executed by the Parties;
     AND WHEREAS, Supplier desires to supply Buyer with natural gas that Buyer will supply to Designated Customers (defined below);
     AND WHEREAS, Supplier and Buyer have entered into the Lockbox Agreement (defined below);
     AND WHEREAS, Supplier, Buyer and Wachovia Bank NA have entered into the Security Agreement (as defined below);
     AND WHEREAS, Supplier desires to extend certain trade credit to Buyer in accordance with the terms of this Agreement, the Master Agreement, the Security Agreement, the Lockbox Agreement and the Transaction Confirmations;
     AND WHEREAS, simultaneously upon execution of this Agreement, Buyer has agreed to provide Supplier with certain collateral in accordance with the Security Agreement and the Lockbox Agreement, and Buyer will provide Supplier with additional collateral in accordance with the terms of this Agreement, in order to secure repayment of any amounts Buyer currently owes, or may hereinafter owe, to Supplier in connection with any natural gas purchased by Buyer for resale to the Designated Customers.
     NOW, THEREFORE, in consideration of the following mutual covenants, agreements, and obligations, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
          1.1 Definitions incorporated by reference from other Agreements. All initially capitalized terms not otherwise defined below or herein shall have the meanings set forth in the Lockbox Agreement or the Security Agreement executed between the Parties.

     “Customer Term Contract” means any contract, agreement, letter of understanding, service tariff, or billing arrangement between Buyer and a Designated Customer for retail sale of natural gas provided to Buyer by Supplier and any rights, contract, agreement, letter of understanding, service tariff, or billing arrangement, if any, between Buyer and a Designated Customer which have been sold and assigned by HESCO to Buyer pursuant to the Asset Purchase Agreement dated as of September 20, 2006 by and among HESCO relating to the sale of any natural gas delivered on or after September 1, 2006.
     “Designated Customers” means the customers of Buyer in the Supplied States that are listed on Exhibit A attached hereto, as such Exhibit A may be amended from time to time by written agreement of Buyer and Supplier.
     “HESCO” means Houston Energy Services Company.
     “Insured Designated Customers” means the Designated Customers listed under Section A of Exhibit A.
     “Supplied States Delivery Point(s)” means the delivery point for all natural gas provided hereunder to Customers in the Supplied States shall be the natural gas pools under which the Customers are delivered gas.
     “Local Distribution Company” or “LDC” means the incumbent utility in each of the Supplied States behind which Buyer has Designated Customers.
     “Novated Contracts, “means the supply contracts and transportation agreements listed on Exhibit B that Supplier has agreed to assume from HESCO.
     “Uninsured Designated Customers” means the Designated Customers listed under Section B of Exhibit A.
ARTICLE 2
PURCHASE AND SALE OF NATURAL GAS
          2.1 Supply.
               (a) Subject to the terms and conditions of this Agreement, Supplier shall sell to Buyer, natural gas pursuant to the terms of the Master Sales Agreement for the purpose of enabling Buyer to resell such natural gas to the Designated Customers. The terms of this Agreement shall apply to any Transaction Confirmation relating to Buyer’s purchase of natural gas intended for resale to the Designated Customers. Buyer and Supplier agree to reference the terms of this Agreement on such Transaction Confirmations. Buyer agrees to resell all natural gas purchased from Supplier pursuant to such Transaction Confirmations only to the Designated Customers.
               (b) Buyer shall purchase exclusively from Supplier all of Buyer’s requirements of natural gas for supply to the Designated Customers.

               (c) On the condition that Buyer complies with its obligation under Section 3.3, Supplier shall schedule and nominate natural gas quantities with the appropriate LDC’s and pipelines in the Supplied States in quantities necessary to supply Buyer’s demand for natural gas to the Designated Customers.
               (d) Simultaneously upon execution of this Agreement, Supplier has entered into certain transaction confirmations to acquire natural gas from HESCO, copies of which are attached hereto as Exhibit C (“HESCO September Orders”). Pursuant to Transaction Confirmations attached hereto as Exhibit D (“Buyer September Orders”), Supplier has agreed to sell, and Buyer has agreed to purchase, all of the natural gas Supplier is obligated to purchase from HESCO pursuant to such HESCO September Orders for the purpose of supplying such natural gas to Designated Customers during the month of September.
               (e) Simultaneously upon execution of this Agreement, Supplier has entered into the Novated Contracts with HESCO and HESCO’s suppliers (“HESCO Suppliers”) pursuant to which Supplier has agreed to assume HESCO’s rights and obligations to acquire natural gas from such HESCO Suppliers in accordance with the terms of the Novated Contracts.
          2.2 Pricing.
               (a) Subject to Section 2.2(b) and 2.2(c), Supplier and Buyer agree that Buyer’s contract price payable by Buyer shall be determined in accordance with the Transaction Confirmations, Buyer and Supplier agree to set contract prices according to market prices as set forth in the Transaction Confirmations. If Buyer believes any pricing proposal made by Supplier is not in accordance with competitive market prices (as determined by competing offers in the market by other alternative suppliers at that time) for similar size and types of customers, Supplier will use commercially reasonable efforts to purchase natural gas from alternative sources identified by Buyer in order to supply natural gas to Buyer at more competitive pricing. If Buyer believes Supplier is still unable to offer competitive pricing, Buyer may provide Supplier with written notice requesting that Buyer and Supplier have their representatives meet within five (5) business days to formulate an alternative approach to obtain more competitive pricing. If the Buyer and Supplier are unable to reach an alternative approach to obtain more competitive pricing, then either party may request a resolution procedure as described in Section 5.4.
               (b) Supplier agrees to deliver all natural gas that Supplier acquires pursuant to the HESCO September Orders to Buyer under the Buyer September Orders at contract prices payable by Buyer that are $0.03 per MMBTu greater than the contract prices at which Supplier acquires such natural gas from HESCO.
               (c) Supplier agrees to deliver to Buyer all natural gas that Supplier acquires pursuant to the agreements assigned to Supplier under the Novated Contracts (to the extent such agreements contain fixed pricing commitments by HESCO Suppliers as of the date hereof) at a contract price that is $0.03 per MMBTu greater than the contract price payable by Supplier to the HESCO Suppliers.

               (d) The $0.03 per MMBTu margin applicable to Supplier’s resale of natural gas pursuant to Section 2.2(b) and 2.2(c) shall not apply to, or in any way constitute a limitation on, the prices Buyer and Supplier may mutually agree upon with respect to other Transaction Confirmations.
ARTICLE 3
SECURITY AND PAYMENT TERMS
          3.1 Payment Terms. Buyer shall pay the contract price for any natural gas acquired from Supplier for resale to a Designated Customer on the 25th day of the calendar month immediately following the month Buyer is obligated to accept delivery of such natural gas pursuant to the terms of the Master Agreement and the applicable Transaction Confirmation, provided, however, that if a “Specified Event of Default” (as such term is defined in the Security Agreement) has occurred and is continuing, Buyer shall pay the full contract price on a cash in advance basis prior to any further delivery of natural gas by Supplier.
          3.2 Security. As a condition to supplying Buyer with any natural gas under the terms of this Agreement, the Master Agreement or any Transaction Confirmation, Buyer agrees to provide Supplier with the following collateral support to secure repayment of any and all amounts owed by Buyer to Supplier whether now owing or hereinafter arising in accordance with the terms of the Security Agreement (“Collateral Support”). The Collateral Support ‘provided by Buyer to Suppler shall constitute a Credit Support Obligations of the Buyer under the Master Agreement.
               (a) Credit Insurance Policy. Buyer has purchased an accounts receivable policy from AIG (attached hereto as Exhibit E) (“AIG Policy”) for the purpose of insuring the payment of Buyer’s receivables by the Insured Designated Customers. Buyer shall name Supplier as a beneficiary under the AIG Policy. Buyer shall maintain this policy in good standing until such time that Buyer and Supplier both agree otherwise. Buyer and Supplier shall meet at least once every ninety (90) days to evaluate the AIG Policy. Any changes to the AIG Policy are subject to Supplier’s approval. Buyer shall be responsible for the payment for all costs for maintaining the AIG Policy. Buyer agrees that it will not extend any credit to an Insured Designated Customer that exceeds the applicable credit limit coverage for such Insured Designated Customer under the AIG Policy. Buyer agrees that the total amount owed to Buyer by the Uninsured Designated Customers will not exceed 20% of the total amount owed to Buyer by all Designated Customers.
               (b) Revenues Deposited into Lockbox Account. Simultaneously upon execution of this Agreement, Buyer and Supplier have entered into a Blocked Account Control Agreement (with lockbox services) (“Lockbox Agreement”) a copy of which is attached hereto as Exhibit F. Buyer shall deposit or cause to be deposited by each Designated Customer, into a lockbox account (“Lockbox Account”), any and all amounts owed to Buyer arising from or relating to Buyer’s sale of natural gas to Designated Customers.
               (c) Security Agreement. Simultaneously upon execution of this Agreement, Buyer and Supplier have entered into a Security Agreement a copy of which is attached hereto as Exhibit G (“Security Agreement”) pursuant to which Buyer has agreed (1) to grant Supplier a security interest over all of Buyer’s right, title and interest to (A) any; and all receivables now owing or hereinafter owed to Buyer by any and all Designated Customers for supply deliveries by Supplier to Buyer for resale to Designated Customers, (B) the proceeds of the AIG Credit Insurance Policy and (C) any amounts deposited in the Lockbox Account, and (2) to maintain a minimum cash deposit in the Lockbox Account, or post a letter of credit in lieu thereof, in accordance with Section 6(g) of the Security Agreement.
          3.3 Additional Security. Supplier and Buyer agree to meet at least once every 30 days to discuss any increase or decrease to the Collateral Support. Without limiting Supplier’s rights under Section 10.1 of the Master Agreement, Supplier shall be entitled to request additional security beyond the Collateral Support in the event of (a) any increase in credit defaults of Designated Customers, (b) any increase in the number of Designated Customers, (c) any increase in demand by Designated Customers, (d) any bankruptcy of a Designated Customer, (e) any reduction in the aggregate available coverage under the AIG Policy, whether resulting from the payment of any claims under such policy or otherwise, (f) any Insured Designated Customer owing Buyer an amount exceeding the credit limit coverage for such Insured Designed Customer under the AIG Policy, (g) any deterioration of Buyer’s creditworthiness or material adverse change to the Buyer’s financial or business performance or prospects, (h) any increase in the mark to market risk of Buyer not covered by the AIG Policy, or (i) any Specified Event of Default. Buyer shall be entitled to request a reduction of the Collateral Support in the event of (1) any decrease in credit defaults of Designated Customers, (2) any decrease in the number of Designated Customers, (c) any decrease in demand by Designated Customers, (3) any increase in the aggregate available coverage under the AIG Policy, whether resulting from the payment of any claims under such policy or otherwise, (4) any improvement in Buyer’s creditworthiness or material improvement in the Buyer’s financial or business performance or prospects, or (5) any decrease in the mark to market risk of Buyer.
ARTICLE 4
OPERATING ISSUES
          4.1 Operational Assurances. Buyer agrees: (i) to require each Designated Customer to send invoiced payments to a Lockbox Account as required under the Security Agreement and Blocked Account Agreement, (ii) to cooperate with Supplier in determining a process for Supplier’s receipt of Designated Customer credit data, (iii) to provide Supplier with reasonable access to Buyer’s financial information, (iv) to request the Designated Customers to agree upon an assignment provision acceptable to Supplier, (v) to provide Supplier with information from time to time regarding the payment history of Designated Customers, the aging of receivables owed to Buyer by the Designated Customers, and the Designated Customers’ compliance with Buyer’s instructions to make payment to the Lockbox, and (vi) to allow Supplier to review/approve Buyer’s general credit policies and procedures.
          4.2 Designated Customer Data. Subject to any applicable legal restrictions Buyer agrees to provide Supplier with relevant data necessary to assist Supplier in forecasting the natural gas demands of the Designated Customers, including, without limitation, current and historical usage data, payment and credit history, Dun & Bradstreet number, AIG insurance evaluation data and reports, plus other data reasonably necessary. Prior to each bid week relating to the supply of gas for a particular calendar month, Buyer will supply supplier with the relevant data for analyzing the aggregate retail natural gas load for the Designated Customers, taking into account, among other things, historical usage, weather conditions and other system conditions, to forecast the anticipated retail customer demand. Except as otherwise specifically authorized by Customers or required by applicable law, regulation, or court order, the Parties shall maintain, in confidence, all such Designated Customer data.
          4.3 Buyer’s Performance of Contracts with Designated Customers. Buyer shall provide all of the services and perform all of its obligations under the Customer Term Contracts in accordance with: (i) the terms of the Customer Term Contracts, (ii) all regulations applicable to a natural gas supplier in the Supplied States, (iii) any applicable provisions of the relevant governing tariff(s), and (iv) the provisions of this Agreement. Furthermore, Buyer shall issue all invoices to Designated Customers with respect to natural gas delivered in any particular calendar month no later than the 10th day of the immediately following calendar month. Buyer shall promptly advise Supplier in writing if Buyer is unable for any reason to issue invoices to Designated Customers on a timely basis.
ARTICLE 5
MISCELLANEOUS ISSUES
          5.1 Confidentiality. The terms of this Agreement, including the Transaction(s) hereunder, are confidential and are not to be disclosed to any third Party without the prior written consent of the non-disclosing Party except to the extent disclosure may be required by law, regulation or judicial or administrative order.
          5.2 Governing Law. This Agreement is to be construed under the laws of the State of California, without regard to any choice of law rules that would otherwise require the application of the laws of another state. State and federal courts situated in the State of California shall have exclusive jurisdiction to resolve any disputes with respect to this Agreement. Each Party irrevocably consents to the jurisdiction described above for any actions, suits or proceedings arising out of or relating to this Agreement. The party does not prevail in any such action, suit or proceeding shall indemnify the prevailing party against any legal fees and expenses incurred by the prevailing party in connection with such action, suit or proceeding.
          5.3 Conflicting Terms. In the event of any conflict between the terms of this Agreement and the terms of the Master Agreement or a particular Transaction Confirmation, the terms of the Master Agreement or the terms of the Transaction Confirmation shall control and be governed by the terms of the Master Agreement. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in Section 3.3 of this Agreement, Buyer reserves all of its rights to request additional assurances of performance to Supplier in accordance with Section 10.1 of the Master Agreement. In the event of any conflict between the terms of this Agreement and any provision of Security Agreement or Blocked Account Agreement, the terms of Security Agreement or Blocked Account Agreement control.
          5.4 Pricing Dispute Resolution. The Parties agree to seek to resolve any dispute relating to Section 2.2(a) concerning contract pricing pursuant to good faith business negotiations. In the event of such a dispute, the aggrieved Party shall promptly identify in writing the nature of the outstanding dispute in sufficient detail so as to allow the other Party to respond to the issue. Each Party agrees to (a) set a time and place for a face-to-face meeting between a senior representative of each Party within 5 business days of written notice of the dispute, (b) identify in writing its own position on the dispute, and (c) propose a resolution of the dispute. The Parties agree to hold no fewer than one meeting within the time frame required above in this Section 5.4 and to meet for at least a total of two hours at the face-to-face meeting to discuss their respective positions and explore a contractual resolution of the dispute.
          5.5 No Waiver. No waiver at any time by any Party hereto of its rights with respect to the other Party or with respect to any matter arising in connection with this Agreement shall be considered a waiver with respect to any subsequent default whether of a like kind or different in nature.
          5.6 Assignment. Neither Party may assign this Agreement or any right or obligation under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.
          5.7 Severability. If any provision of this Agreement is held invalid or unenforceable, all other provisions shall not be affected.
          5.8 Counterparts. This Agreement may be executed in any number of counterparts and each executed counterpart shall have the same force and effect as an original instrument.
          5.9 Term. This Agreement shall have an initial term of twenty four (24) months from the date of execution by both Parties (“Initial Term”) and shall automatically renew each year on the date of execution after the Initial Term for an additional term of twelve (12) months (“Subsequent Term”). At any time during the Initial Term, Supplier may terminate this Agreement upon 90 days’ written notice to Buyer if Buyer fails to provide Supplier with adequate assurances of performance in accordance with Section 10.1 of the Master Agreement. After the Initial Term, this Agreement can be terminated by either party upon 90 days’ written notice to the other Party; provided, however, that such termination shall not affect or excuse the performance of-either Party-underway provision of this Agreement that by its terms survives any such termination, and, provided further, that this Agreement and any other documents executed and delivered hereunder shall remain in effect with respect to any Transaction Confirmation(s) entered into prior to the effective date of such termination until both Parties have fulfilled all of their obligations with respect to such Transaction Confirmation or such Transaction Confirmation has expired, cancelled, completed by its own terms, or has been novated.
          5.10 Termination. In addition to any other rights or remedies of Supplier under the Master Agreement, the Security Agreement, the Lockbox Agreement or any Transaction Confirmation, Supplier shall be entitled to terminate this Agreement upon a “Specified Event of Default” as such term is defined in the Security Agreement.
          5.11 Entire Agreement. This Agreement, including the exhibits hereto, the Master Agreement, the Security Agreement, the Lockbox Agreement and the Transaction Confirmations, contain the Parties’ entire agreement relating to the subject matter hereof and supersedes any other agreements, written or oral, between the Parties concerning such subject matter. No amendment or alteration to this Agreement shall be effective unless in writing and signed by the Parties.
          5.12 Taxes. All sales and use taxes applicable to the transactions relating to this Agreement, the Security Agreement, the Master Agreement and the Transaction Confirmations will be the responsibility of and paid for by Buyer
          5.13 Notices. Any notice required or given pursuant to this Agreement (“Notice”) shall be in writing and delivered by means of private overnight delivery, or by facsimile transmission, addressed as follows:
To Supplier:
Pacific Summit Energy LLC
4675 MacArthur Court, Suite 1170
Newport Beach, CA 92660
Attn: Mr. RanDe Patterson
Phone No.: (949) 777-3203
Fax No.: (949) 777-3230
To Buyer:
Commerce Energy, Inc.
600 Anton Blvd., Suite 2000
Costa Mesa, CA 92626
Attn: General Counsel
Phone No.: (714) 259 2593
Fax No.: (714) 481-6589
     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

PACIFIC SUMMIT ENERGY, LLC		COMMERCE ENERGY, INC.

By:	/s/ Brian Mock	By:	/s/ Steven S. Boss
Name:	Brian Mock	Name:	Steven S. Boss

Title:	President	Title:	Chief Executive Officer